EXHIBIT 99A
U S WEST, Inc.
7800 East Orchard Road
Englewood, Colorado  80111
303 793-6500


                                              [U S WEST Logo]

Release Date:     April 18, 1995

Contact:          Lois Leach:      303-793-6355
                  Bruce Amundson:  303-793-6296


         U S WEST REPORTS HIGHER FIRST-QUARTER REVENUES,
                      SOLID BUSINESS GROWTH

ENGLEWOOD, Colo.--U S WEST, Inc. (NYSE: USW) today reported solid first quarter operating performance fueled by strong volume growth in all businesses.

Key financial results for the quarter ended March 31, 1995 include:

   - Revenues of $2.8 billion, an increase of $187 million, or 7.1 percent, compared with $2.6 billion the same period last year.

   - EBITDA--earnings before interest, taxes, depreciation and amortization--increased 7.1 percent.

   - Net income of $330 million, including a $39 million gain from the sale of selected rural exchanges. Excluding the gain, net income for the quarter was $291 million compared with $309 million on a similar basis in first quarter 1994.*

   - Earnings per share of $0.62, compared with $0.70 for the same period last year, excluding rural exchange sales for both years.


- --------------------
*Net income in 1994 includes a gain of $15 million, or $0.03 per share, from the sale of selected rural telephone exchanges.


"I'm pleased with the improved operating performance in all our businesses and our progress in restructuring critical parts of our telecommunications company," said Richard McCormick, U S WEST chairman and chief executive officer. "In addition, our Media Vision Group assets continue to produce tremendous growth. However, the company's bottom-line results were hurt by several factors, principally increased international losses due to rapid growth in those ventures and increased shares outstanding associated with the Atlanta cable-TV acquisition."

Other first quarter results include:

U S WEST Communications (USWC), the company's telecommunications business, maintained its strong performance when compared with first quarter 1994.

   - Revenue reached $2.3 billion, a 2.7-percent increase from $2.2 billion in 1994. Adjusting for the sale of selected rural exchanges and regulatory changes affecting toll revenue, the revenue increase exceeded 4 percent.

   - EBITDA increased $47 million to more than $1 billion, a 4.7-percent increase from the same period last year.
      EBITDA margin for the quarter was 46.2 percent compared with 45.4 percent in 1994.

   - Net income was $323 million, up from $297 million last year. The sale of 50,000 lines in selected rural exchanges contributed $39 million to 1995 net income. Excluding this transaction, net income was $284 million, up 0.7 percent to the first quarter last year when adjusted for 1994 exchange sales.

   - Access lines--The number of telephone access lines served by USWC increased by 585,000, or 4.2 percent, compared with the same period last year, excluding the effects of rural exchange sales. Minutes of use, an indicator of long-distance calling volumes, grew by 9.6 percent in the same period.

U S WEST's worldwide publishing, wireless and cable networks continued strong customer growth.

In directory publishing, U S WEST Direct reported EBITDA of $127.1 million, up 10 percent from a year ago, on a 7.5-percent increase in revenues.

In wireless communications markets, U S WEST continued to increase its combined domestic and international customer base.

   - Domestically, U S WEST Cellular added 80,000 subscribers. The company now serves more than one million customers, a 57.6-percent increase from the same period last year. This growth, combined with improved efficiencies, resulted in $62.3 million in cellular service operating cash flow, an increase of 82.7 percent. Operating cash flow margin for the quarter was 33.6 percent, up nearly eight percentage points over March 1994.

   - Through its strategic alliance with AirTouch, NYNEX and Bell Atlantic, U S WEST won personal communications services
      (PCS) licenses in 11 major markets with a total population
      (POPs) of 57 million. These licenses, combined with existing cellular markets served by the alliance, extend
      U S WEST's wireless reach to an area that includes more than 166 million POPs nationwide.

   - Subscribers to U S WEST's international wireless joint ventures increased during the quarter to 444,000, more than three times the customer base a year ago. U S WEST operates wireless joint ventures in the United Kingdom, Hungary, the Czech Republic, Slovakia and Russia.

   - Mercury One-2-One, a mobile telephone joint venture with Cable & Wireless in the U.K., added 55,000 customers, a 26.8-percent increase, during the quarter and now serves 260,000 customers, compared with 51,000 a year ago.

In international cable-television markets, U S WEST increased its international customer base--for all ventures--by about 14 percent to more than one million customers.

   - Since March 1994, TeleWest Communications--a combined cable-television and telephone venture in the U.K. with Tele-Communications Inc. (TCI)--increased cable-TV subscribers by 51 percent to 239,000. In the same period, TeleWest increased the number of telephone lines it serves by more than 123 percent to 214,000.**

In domestic cable-television markets, U S WEST reaches more than 8 million subscribers through its alliance with Time Warner
Entertainment (TWE) and its two Atlanta properties.

   - Subscribers served by the TWE partnership increased by 5 percent compared with first quarter 1994--the fastest growth rate in the last four years.

   - U S WEST's Atlanta cable properties increased their subscriber base 7.5 percent to 501,000 from the same period last year.

On April 10, U S WEST announced a plan to create two classes of common stock. One class will track the performance of U S WEST Communications Group, the company's 14-state telecommunications business. The other stock will tract the performance of U S WEST MediaVision Group, which includes the company's multimedia, wireless, directory, and international businesses. It is expected that shareowners will vote on the proposal at a special meeting in the fall.

U S WEST is in the connections business, helping customers share information, entertainment and communications services in local markets worldwide.

                               ###





- --------------------
**TeleWest numbers reflect its proportionate ownership in various franchises.